Exhibit 4.9


                              EMPLOYMENT AGREEMENT

                  AGREEMENT, dated this 23rd day of April, 2002, (the "Agreement"), between New Skies Satellites N.V. (the "Employer" or the "Company"), an entity established under Dutch law, and Daniel S. Goldberg (the "Employee").

         1. Employment, Duties, Authority and Agreements.
            --------------------------------------------

         (a) The Employer hereby agrees to employ the Employee as Chief Executive Officer of the Employer and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by Section 3 hereof (the "Employment Period"). The Employee shall report solely and directly to the Supervisory Board of the Employer (the "Supervisory Board"). The Employee will have such duties, responsibilities and authority as are customary for chief executive officers of comparable entities to the Employer. During the Employment Period, the Employee shall be subject to, and shall act in substantial accordance with, all reasonable instructions and directions of the Supervisory Board and all applicable reasonable policies and rules thereof as are consistent with the above title, duties, responsibilities and authority and the Company's Articles of Association. Pursuant to Article
15.2 of the Company's Articles of Association, the Supervisory Board hereby designates Employee as the Chief Executive Officer of the Board of Management.

         (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

         (c) During the Employment Period, the Employee may not, without the prior written consent of the Supervisory Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere with the performance of his duties and responsibilities to the Employer as provided hereunder. Except as described in this Section 1(c), Employee shall not provide any services to any other entity during the term of this Agreement without the written consent of the Supervisory Board.

         2. Compensation.
            ------------

         (a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Employer shall pay the Employee, not less than once a month pursuant to the Employer's normal and customary payroll procedures, a base salary at the rate of U.S. $450,000 per annum, payable in U.S. Dollars or in Euros at the Employee's election, at an exchange rate to be fixed annually by mutual agreement between the Employee and the Employer (the "Base Salary"). The Base Salary shall be reviewed annually and be increased further (but not decreased) in the absolute discretion of the Supervisory Board. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

         (b) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning in calendar year 2002 and for the remainder of the Employment Period (the "Bonus Period"), the Employee shall have an opportunity to earn an annual cash bonus in accordance with the following terms. For each calendar year during the Bonus Period, Employee shall be eligible to earn a cash bonus. With respect to each such year, the target cash bonus shall be 40% and the maximum cash bonus shall be 60% of the Employee's Base Salary for that year, subject to the attainment of certain targets established by the Supervisory Board in good faith (either acting directly or acting through its Management Compensation and Development Committee) for that year and subject to the Employee's employment with the Employer on the last day of the calendar year (the "Annual Bonus"). It is agreed that the target 40% bonus level is a target and not a minimum bonus amount. The Annual Bonus earned by the Employee with respect to each year shall be paid to the Employee not later than the first regular pay date following the determination of the amount of such Annual Bonus.

         (c) (i) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, the Employer shall grant the Employee effective as of the date of this Agreement and as soon as practical thereafter an award of 108,000 shares of restricted stock ("Restricted Stock"). The award will vest in three equal annual installments on February 25, 2003, February 25, 2004, and February 25, 2005 and shall be subject to such additional terms as the Employer shall specify in the agreement and/or plan governing the award ("Restricted Stock Plan"), provided that any award under the Restricted Stock Plan or any successor plan shall vest immediately in its entirety upon the occurrence of a "change in control" (as defined in the Restricted Stock Plan).

         (ii) The Employer currently maintains the New Skies Satellites N.V. 1999 Stock Option Plan, as amended (such plan, or any successor thereto providing for the award of options to purchase ordinary shares of the Employer on substantially the same terms as such plan, the "Option Plan"), pursuant to which the Employer may award options to purchase ordinary shares of the Employer ("Options"). As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, the Employer will award stock incentives in the form of Options and Restricted Stock on or about February 2003 and annually thereafter during the Employment Period to the Employee pursuant to the Option Plan and the Restricted Stock Plan. With respect to each such year, the target allocation of the awards (the "Allocation") will be three times and the maximum Allocation will be five times the Employee's Base Salary as in effect on the date of the award, subject to the attainment of certain long-term performance goals established by the Supervisory Board in good faith (either acting directly or acting through its Management Compensation and Development Committee) from time to time. It is agreed that the three times Allocation is a target and not a minimum Allocation. At least fifty percent (50%) of the Allocation of each such award shall be comprised of Restricted Stock.

         (iii) The portion of the Allocation awarded in the form of Options shall be options to acquire ordinary shares of the Company in an aggregate value equal to the portion of the Allocation based on the Fair Market Value (as such term is defined in the Option Plan) of such shares as of the date of grant. Each Option shall have an exercise price that is not greater than the Fair Market Value of one ordinary share of the Company as of the date of grant. The portion of the Allocation awarded in the form of Restricted Stock shall be ordinary shares of the Company with an aggregate value based on the Fair Market Value of such shares equal to 40% of such portion of the Allocation. For purposes of the Options and Restricted Stock, the definitions of "Cause" and "Good Reason" set forth in this Agreement shall apply, notwithstanding any contrary definitions in any applicable award agreement or plan. An example illustrating the application of this paragraph (iii) and paragraph (ii) above is attached hereto as Annex A.

         (iv) Upon the termination of the employment of the Employee with the Employer by the Employee for Good Reason or by the Employer without Cause, any shares of Restricted Stock and any Options that have not vested shall immediately vest. Upon the termination of the employment of the Employee with the Employer by the Employee for Good Reason or by the Employer without Cause, any Option that is outstanding on the Date of Termination shall not terminate or expire prior to the earlier of (i) the expiration of the term of such Option and
(ii) the date which is one year following the Date of Termination. The provisions of this paragraph (iv) shall apply notwithstanding anything to the contrary in the applicable award agreement or plan.

         (d) During the Employment Period, the Employee shall be entitled to the following benefits and perquisites:

               (i) medical and dental coverage (including for the Employee's spouse and children under the age of 21), on terms that are no less favorable than those generally provided to other senior executives of the Employer from time to time, subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

               (ii) at Employee's election, either a car provided by the Employer suitable to his position or the equivalent cost of such a car to the Employer in cash; and

               (iii) any benefits and perquisites generally provided to other senior executives of the Employer, from time to time, provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay.

         (e) During the Employment Period, the Employee shall be entitled to paid vacation of twenty-five (25) days per year. The ability to carry forward vacation time shall be subject to the Employer's vacation policy applicable generally to executive officers of the Employer as in effect from time to time. The Employee is not entitled to holiday allowances.

         (f) The Employer shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Employer's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Employer.

         (g) The Employer shall promptly reimburse the Employee for expenses related to his relocation from Europe to the United States upon the termination of the Employment Period, as provided for in the New Skies' Relocation Policy existing on January 1, 2002.

         3. Employment Period.
            -----------------

         The Employee's employment hereunder shall commence on January 1, 2002 (the "Effective Date") and shall continue indefinitely until it is terminated in accordance with Section 4 below upon the earliest to occur of the following events:

         (a) Death. The Employee's employment hereunder shall terminate upon his death.

         (b) Cause. The Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) a willful and material violation by the Employee of either Section 1(c) or 7 of this Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Supervisory Board which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee's duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after the Supervisory Board delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee's duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Employer shall not have the right to terminate the Employee's employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee's willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Employer; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination (as defined below) must be delivered within six (6) months of the date on which the Employer first knows of the event constituting Cause.

         (c) Without Cause. The Employer may terminate the Employee's employment hereunder without Cause.

         (d) Good Reason. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean: (i) a reduction by the Company in the Employee's Base Salary; (ii) any failure by the Company to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee's reporting duties; (iv) any adverse change in Employee's title or position; (v) the failure by the Employer to obtain from any successor an assumption of the obligations of the Employer as contemplated by Section 10(d) herein; (vi) removal of the Employee from membership on the Board of Management of the Employer during the Employment Period other than in connection with a termination of the Employee's employment under Section 3(a), 3(b) or 3(e) of this Agreement or as a result of the Employee's Disability (as defined below) in accordance with the requirements of the laws of The Netherlands; and (vii) the Employer requiring the Employee to be based at any office or location that is more than 50 kilometers from the Employer's current corporate headquarters and that is not in Paris, France; provided, that, with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Employer within thirty (30) days after receiving written notice from the Employer of the possibility of such event; and provided, further, that the Employee delivers a written notice to the Supervisory Board within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Employer has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice. For purposes of this Section 3(d), "Disability" shall mean the Employee's incapacity due to physical or mental illness, where the Employee has been unable to perform his duties hereunder for a period of (i) six
(6) consecutive months or 180 days within a 365-day period or (ii) such longer period as may be required by the laws of The Netherlands.

         (e) Without Good Reason. The Employee may terminate his employment hereunder without Good Reason.

         4. Termination Procedure.
            ---------------------

         (a) Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written "Notice of Termination" to the other party hereto in accordance with Section 10(a). For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and shall attach any prior notices required under Section 3.

         (b) Date of Termination. "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death; or (ii) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

         5. Termination Payments.
            --------------------

         (a) Without Cause or for Good Reason. In the event of the termination of the Employee's employment during the Employment Period by the Employer without Cause or by the Employee for Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee's Base Salary through the Date of Termination and outstanding business expenses pursuant to Section 2(f) hereof (to the extent not theretofore paid) (the "Accrued Obligations"), (ii) any earned but unpaid Annual Bonus in respect of a Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year's Annual Bonus (or, if such termination occurs during the 2002 fiscal year, an amount equal to $154,080) pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination and (iv) a lump-sum payment equal to two times the sum of (x) the Employee's Base Salary (as in effect on the Date of Termination) and
(y) (I) if the Date of Termination occurs prior to January 1, 2004, 40% of the Employee's Base Salary (as in effect on the Date of Termination) and (II) otherwise, the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination. The payments provided in this
Section 5(a) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its affiliates, directors, officers and employees. The Employer shall have no additional obligations under this Agreement, except for (i) the indemnification obligations set forth in Section 6 herein, (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate and (iii) as set forth in Section 2(c)(iv).

         (b) Cause or without Good Reason. If the Employee's employment is terminated during the Employment Period by the Employer for Cause or by the Employee without Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee or his estate in the event of his death, within thirty (30) days of the Date of Termination,
(i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus in respect of a Bonus Period ending prior to the Date of Termination, but only if the event constituting Cause occurs after the termination of such Bonus Period. The Employer shall have no additional obligations under this Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

         (c) Death. If the Employee's employment is terminated by the Employee or as a result of his death, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee's estate, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations;
(ii) any earned but unpaid Annual Bonus in respect of a Bonus Period ending prior to or coincident with the Date of Termination; and (iii) an Annual Bonus equal to the prior year's Annual Bonus which amount shall not be less than 40% of the Base Salary as of the Date of Termination pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination. The Employer shall have no additional obligations under this Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

         6. Indemnification.
            ---------------

         The Employer shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 21 of the Employer's Articles of Association, as in effect on the date hereof, provided, that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Employer, if any, which relate to the benefits or other amounts in the nature of compensation from the Employer to which the Employee believes he is entitled. The Employee shall receive coverage by a customary director and officer indemnification policy on a basis that is no less favorable than the coverage provided to any other officer or director of the Employer.

         7. Non-Solicitation; Non-Disclosure; Workproduct; Non-Competition.
            --------------------------------------------------------------

         (a) During the Employment Period and for one year following the termination of Employee's employment with Employer the Employee agrees not to offer employment to any employee of the Employer or any of its affiliates for other than employment by the Employer or attempt to induce any such employee to leave the employ of the Employer or any subsidiaries of the Employer and the Employee further agrees not to solicit any clients or suppliers of the Employer to do business with any competing business of the Employer.

         (b) Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by Employer in writing, any confidential or proprietary information concerning Employer, including, without limitation, any confidential or proprietary information concerning the operations, plans or methods of doing business of Employer (the "Information"); provided, that the term "Information" shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request.

         (c) Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with Employer. Employee agrees that he will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

         (d) Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) (i) during the Employment Period and (ii) in the event of the termination of the Employee's employment during the Employment Period by the Employer without Cause or by the Employee (with or without Good Reason), for one year following the termination of Employee's employment with Employer. Employee shall be deemed to be engaging in the Satellite Business if he directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor (as hereinafter defined).

         For purposes of this Section 7(d):

          (i) The "Satellite Business" shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire or any other business in which the Employer is engaged from time to time during the Employment Period.

          (ii) A "Competitor" is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

         (e) The restrictions of Section 7(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 7(d) hereof to be enforced.

         (f) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of his obligations under this Section 7. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that Employer or its affiliate has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

         (g) The restrictions in this Section 7 shall be in addition to any restrictions imposed on Employee by statute or at common law.

         8. Legal Fees.
            ----------

         Employer will pay, or reimburse Employee for, reasonable attorney's fees and costs incurred by Employee in negotiating and documenting this Agreement and any related agreement with the Employer (not including any termination or similar agreement except as provided in Section 10(g)).

         9. Excise Tax Matters.
            ------------------

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code (the "Code"), then the amount of the Payments to which the Employee shall be entitled shall be reduced to the extent, and only to the extent, that such excise tax shall not apply, unless it is determined that the after-tax benefit to the Employee would be greater if such reduction did not occur. Notwithstanding the provisions of Section 9(b), the specific Payment or Payments that are reduced, and the order and amount of reduction from each such Payment, shall be determined by the Employee in his discretion.

         (b) All determinations required to be made under this Section 9, including whether a reduction is required and the amount of such reduction and the assumptions not specified herein to be used in arriving at such determinations, shall be made by the Employer's certified public accounting firm immediately prior to the Effective Date (the "Accounting Firm"). Such determination shall be made within thirty business days after request therefor by notice from the Employee to such firm and to the Employer. In making such determination with respect to any matter which is uncertain, the Accounting Firm shall adopt the position which it believes more likely than not would be adopted by the Internal Revenue Service. The Accounting Firm shall provide detailed supporting calculations with respect to its determination both to the Employer and the Employee within such thirty business day period. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be final, binding and conclusive upon the Employer and the Employee, except as provided in the following sentences of this Section 9(b). As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that reductions which will not have been made by the Employer should have been made ("Overpayment") or that reductions which have been made by the Employer should not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. Either party hereto can request a redetermination by the Accounting Firm. In the event that the Accounting Firm determines that an Underpayment has occurred, the Accounting Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Employer to or for the benefit of the Employee. In the event that the Accounting Firm determines that an Overpayment has occurred has occurred, the Accounting Firm shall promptly determine the amount of the Overpayment, which shall be promptly repaid by the Employee to the Employee.

         10. Miscellaneous.
             -------------

         (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

                  If to the Employer:

                           New Skies Satellites N.V.
                           Rooseveltplantsoen 4
                           2517 KR The Hague
                           The Netherlands
                           Attention:  Members of the Supervisory Board and
                                         Secretary to the Supervisory Board

                  If to the Employee:

                           Frederik Hendrikplein 46
                           2582 BA, The Hague
                           The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

         (b) This Agreement constitutes the entire agreement among the parties hereto with respect to the Employee's Employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee's Employment.

         (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

         (d) (i) This Agreement, the Restricted Stock Plan and the Option Plan are binding on and are for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement, the Restricted Stock Plan or the Option Plan nor any right or obligation under this Agreement, the Restricted Stock Plan or the Option Plan may be assigned, transferred, pledged or encumbered by the Employer or by the Employee except as otherwise permitted herein or in the Restricted Stock Plan or the Option Plan.

         (ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement, the Restricted Stock Plan and the Option Plan in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Agreement, the Restricted Stock Plan and the Option Plan, "the Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

         (f) The Employer may withhold from any amounts payable to the Employee hereunder all Dutch and foreign, federal, state, city or other taxes and other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

         (g) This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law. In the event of any dispute or controversy arising hereunder, the Employer shall bear the expenses reasonably incurred by the Employee in connection therewith, including without limitation reasonable legal fees; provided, that the Employee shall reimburse the Employer for such expenses (including without limitation such legal fees) if the Employee does not prevail with respect to a majority of his position in such dispute.

         (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

                                     NEW SKIES SATELLITES N.V.



                                     ------------------------------
                                     By:   Terry Seddon
                                           Chairman of the Supervisory Board



                                     DANIEL S. GOLDBERG


                                     ------------------------------
                                     By:   Daniel S. Goldberg

                                     Annex A


         Example of Application of Sections 2(c)(ii) and (c)(iii):



         A.       Assumptions:

                  Base salary = $450,000

                  Target performance is achieved (i.e., grant is at 3x multiple)

                  50% payable in Restricted Stock; 50% payable in Options

                  Fair Market Value per ordinary share at date of grant = $5.00



         B.       Determination of Allocation:

                  Allocation = 3 x $450,000 or $1,350,000



         C.       Allocation payable in Options:

                  1,350,000 x 50% = $675,000

                  $675,000 / $5.00 per share = Options to acquire 135,000 ordinary shares



         D.       Allocation payable in Restricted Stock:

                  1,350,000 x 50% = $675,000

                  $675,000 x 40% = $270,000

                  $270,000 / $5.00 per share = 54,000 shares of Restricted Stock